Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2017 Financial Results

CORAL GABLES, FL. - October 31, 2017 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the third quarter ended September 29, 2017. The Company reported earnings per diluted share of $0.23 for the third quarter 2017, compared with earnings per diluted share of $0.68 in the third quarter of 2016. Comparable earnings per diluted share were $0.24 in the third quarter, compared with comparable earnings per diluted share of $1.17 in the third quarter of 2016.
“While we faced a number of challenges during the third quarter, we remained firmly focused on our diversification strategy as the catalyst to further strengthen our competitive advantage,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “During the quarter we saw strong sales growth in the other fresh produce business segment, supported by our value-added fresh-cut and avocado product lines. We also increased our penetration within new distribution channels, bringing Del Monte® branded products closer to the end consumer. However, the quarter was marked by one of the industry's worst oversupply of bananas in several years. Looking forward, we are confident we have in place the strategies and capabilities to further enhance our competitive strength to deliver growth and shareholder value over the long-term.”
Net sales for the third quarter of 2017 were $952.7 million, compared with $950.2 million in the third quarter of 2016. The increase in net sales was the result of higher net sales in the Company's other fresh produce business segment, partially offset by lower net sales in the Company's prepared food and banana business segments.
Gross profit for the third quarter of 2017 was $58.3 million, compared with $118.8 million in the third quarter of 2016. Comparable gross profit for the third quarter of 2017 was $58.6 million, compared with $118.8 million in the third quarter of 2016. The decrease in gross profit was principally due to higher fruit cost in the Company's other fresh produce business segment, lower selling prices in the Company's banana business segment, the result of significantly higher industry supply, and lower selling prices in the Company's prepared food business segment, primarily due to lower selling prices in the Company's processed pineapple product lines.
Operating income for the third quarter of 2017 was $16.7 million, compared with operating income of $44.1 million in the third quarter of 2016. Comparable operating income was $17.1 million in the third quarter of 2017, compared with comparable operating income of $69.8 million in the third quarter of 2016. The decrease was due to lower gross profit.
Net income attributable to Fresh Del Monte Produce Inc. for the third quarter of 2017 was $11.5 million, compared with net income attributable to Fresh Del Monte Produce Inc. of $35.2 million in the third quarter of 2016. Comparable net income was $11.9 million in the third quarter of 2017, compared with comparable net income of $60.9 million in the third quarter of 2016. The decrease was primarily due to lower operating income.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended

Income Statement:	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Net sales	$952.7	$950.2	$3,132.2	$3,056.9
Cost of products sold	894.1	831.4	$2,851.0	2,652.0
Other charges (1)	0.3	—	0.6	—
Gross profit	58.3	118.8	280.6	404.9

Selling, general and administrative expenses	41.2	49.0	131.0	140.6
Gain (loss) on disposal of property, plant and equipment, net (2)	0.3	(0.7)	1.2	5.1
Asset impairment and other charges, net (1)	0.7	25.0	0.7	28.1
Operating income	16.7	44.1	150.1	241.3

Interest expense, net	1.0	0.3	3.7	2.1
Other expense (income), net	1.0	2.0	1.6	(1.3)

Income before income taxes	14.7	41.8	144.8	240.5

Provision for income taxes	4.2	5.6	18.9	25.4
Net income	$10.5	$36.2	$125.9	$215.1

Less: Net income (loss) attributable to noncontrolling interests	(1.0)	1.0	(1.2)	2.0
Net income attributable to Fresh Del Monte Produce Inc.	$11.5	$35.2	$127.1	$213.1

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.23	$0.68	$2.51	$4.14

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.23	$0.68	$2.49	$4.11

Dividends declared per ordinary share	$0.150	$0.150	$0.450	$0.400

Weighted average number of ordinary shares:
Basic	49,976,752	51,497,691	50,589,103	51,430,234
Diluted	50,254,453	51,993,293	50,951,643	51,910,068

Selected Income Statement Data:
Depreciation and amortization	$20.3	$19.7	$60.5	$57.9

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.23	$0.68	$2.49	$4.11
Asset impairment and other charges, net (1)	0.02	0.48	0.03	0.54
Loss (gain) on sale of assets, net (2)	(0.01)	0.01	(0.03)	(0.16)
Comparable net income - Diluted	$0.24	$1.17	$2.49	$4.49

(1)
Asset impairment and other charges, net, for the quarter ended September 29, 2017 included charges in South America and North America due to natural disasters. Asset impairment and other charges, net, for the nine months ended September 29, 2017 also included insurance proceeds related to previously announced flooding in South America offset by impairment charges in Asia. Asset impairment and other charges, net, for the quarter ended September 30, 2016 included $18.7 million in compensatory expense related to the President/COO's transition, of which $9.8 million is in cash. The remaining charges relate to poultry goodwill impairment in the Middle East, impairment charges related to drought conditions in Brazil and underutilized assets in Central America as well as other charges in Europe. Asset impairment and other charges, net, for the nine months ended September 30, 2016 included impairment charges in Asia and Central America.

(2)
Gain on sale of assets, net, of $0.6 million for the quarter ended September 29, 2017 and $1.5 million for the nine months ended September 29, 2017 primarily related to maritime equipment sales, which is included in Gain (loss) on disposal of property, plant and equipment, net. Loss on sale of assets, net, of $0.7 million for the quarter ended September 30, 2016 primarily related to a loss on maritime equipment sales and a gain of $8.5 million for the nine months ended September 30, 2016 primarily related to the sale of surplus lands in Central and South America, which is included in Gain (loss) on disposal of property, plant and equipment, net.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 29, 2017				September 30, 2016
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$409.2	43%	$5.7	10%	$424.4	45%	$39.6	33%
Other Fresh Produce	468.0	49%	44.4	76%	433.6	46%	62.0	52%
Prepared Food	75.5	8%	8.2	14%	92.2	9%	17.2	15%
	$952.7	100%	$58.3	100%	$950.2	100%	$118.8	100%

	Quarter ended
Net Sales by Geographic Region:	September 29, 2017		September 30, 2016

North America	$576.9	61%	$528.0	55%
Europe	134.7	14%	156.0	16%
Middle East	121.3	13%	139.0	15%
Asia	108.3	11%	112.6	12%
Other	11.5	1%	14.6	2%
	$952.7	100%	$950.2	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 29, 2017	December 30, 2016

Assets
Current assets:
Cash and cash equivalents	$29.9	$20.1
Trade accounts receivable, net	341.7	349.2
Other accounts receivable, net	65.3	63.0
Inventories, net	507.5	493.2
Other current assets	32.5	35.6
Total current assets	976.9	961.1

Investment in and advances to unconsolidated companies	1.9	2.0
Property, plant and equipment, net	1,322.1	1,272.0
Goodwill	261.7	260.9
Other noncurrent assets	157.9	157.3
Total assets	$2,720.5	$2,653.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$352.9	$360.5
Current portion of long-term debt and capital lease obligations	0.5	0.6
Other current liabilities	16.2	8.0
Total current liabilities	369.6	369.1

Long-term debt and capital lease obligations	279.8	231.7
Other noncurrent liabilities	227.8	236.1
Total liabilities	877.2	836.9

Total Fresh Del Monte Produce Inc. shareholders' equity	1,819.1	1,791.8
Noncontrolling interests	24.2	24.6
Total shareholders' equity	1,843.3	1,816.4
Total liabilities and shareholders' equity	$2,720.5	$2,653.3

Selected Balance Sheet Data:
Working capital	$607.3	$592.0
Total debt	$280.3	$232.3

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 29, 2017	September 30, 2016
Operating activities:
Net income	$125.9	$215.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	60.2	57.6
Amortization of debt issuance costs	0.3	0.3
Asset impairment, net	2.2	8.5
Stock-based compensation expense	9.4	22.8
Deferred income taxes	2.1	(6.1)
Gain on disposal of property, plant and equipment, net	(1.2)	(5.1)
Foreign currency translation adjustment	7.4	(1.1)
Other	0.3	(0.5)
Changes in operating assets and liabilities:
Receivables, net	6.8	12.2
Inventories, net	(16.0)	15.5
Other current assets	(1.6)	4.8
Accounts payable and accrued expenses	(2.8)	19.0
Other noncurrent assets and liabilities	(8.8)	(1.9)
Net cash provided by operating activities	184.2	341.1

Investing activities:
Capital expenditures	(102.8)	(98.4)
Proceeds from sales of property, plant and equipment	4.0	11.0
Purchase of a business	—	(7.1)
Net cash used in investing activities	(98.8)	(94.5)

Financing activities:
Net borrowings (repayments) on long-term debt	51.7	(118.8)
Purchase of noncontrolling interest	—	(45.0)
Distributions to noncontrolling interests, net	(4.0)	(0.5)
Net (payments) proceeds related to stock-based awards	(4.2)	5.8
Dividends paid	(22.7)	(20.5)
Repurchase and retirement of ordinary shares	(96.3)	(68.7)
Net cash used in financing activities	(75.5)	(247.7)

Effect of exchange rate changes on cash	(0.1)	(0.6)

Net increase (decrease) in cash and cash equivalents	9.8	(1.7)
Cash and cash equivalents, beginning	20.1	24.9
Cash and cash equivalents, ending	$29.9	$23.2

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Fresh Del Monte Produce Inc.

Third Quarter 2017 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the third quarter of 2017 decreased to $409.2 million, compared with $424.4 million in the third quarter of 2016. Volume was 6% higher than the prior year. Worldwide pricing decreased $1.40, or 9%, to $13.53 per unit, compared with $14.93 per unit in the third quarter of 2016. Gross profit for the third quarter of 2017 decreased to $5.7 million, compared with $39.6 million in the third quarter of 2016. Unit cost was 1% lower than the prior year period.
Other Fresh Produce
Net sales for the third quarter of 2017 increased to $468.0 million, compared with $433.6 million in the third quarter of 2016. The increase in net sales was primarily due to higher net sales in the Company's fresh-cut and avocado product lines. Gross profit for the third quarter of 2017 decreased to $44.4 million, compared with gross profit of $62.0 million in the third quarter of 2016.

Gold pineapple - Net sales decreased 3% to $119.4 million, compared with the prior year. Volume increased 7%. Pricing was 9% lower. Unit cost was in line with the prior year period.
Fresh-cut - Net sales increased 18% to $158.8 million, compared with the prior year. Volume increased 15%. Pricing was 3% higher. Unit cost was 11% higher.
Avocados - Net sales increased 35% to $90.4 million, compared with the prior year. Volume increased 8%. Pricing increased 25%. Unit cost was 20% higher.
Non-tropical - Net sales decreased 15% to $38.2 million, compared with the prior year. Volume decreased 21%. Pricing increased 7%. Unit cost was 16% higher.
Prepared Food
Net sales for the third quarter of 2017 decreased to $75.5 million, compared with $92.2 million in the third quarter of 2016, primarily the result of lower net sales in the Company's processed pineapple product lines. Gross profit for the quarter decreased to $8.2 million, compared with $17.2 million in the third quarter of 2016, principally the result of lower selling prices.

Cash Flows
Net cash provided by operating activities for the first nine months of 2017 was $184.2 million, compared with $341.1 million in the same period of 2016.
Total Debt
Total debt increased from $232.3 million at the end of 2016 to $280.3 million at the end of the third quarter of 2017.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, gain on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as comparable operating income, comparable net income and comparable net income per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Comparable operating income and comparable net income provide us with an understanding of the results from the primary operations of our business. We use comparable operating income and comparable net income to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2017 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for 125 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the company or its officers with respect to the Company's plans and future performance, information included in future filings by us and information contained in written material, press releases and oral statements, issued by or on behalf of us contains, or may contain, statements that constitute forward-looking statements. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity,

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Fresh Del Monte Produce Inc.

(v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our plans and performance may also be affected by the factors described in Item 1A-“Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2016 along with other reports that we have on file with the Securities and Exchange Commission.

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